                                                                 EXHIBIT 12

            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                1ST QTR
                           1988     1989     1990     1991     1992     1993     1994
                           ----     ----     ----     ----     ----     ----     ----
Earnings:
 Pre-tax earnings.......  277,869  324,082  352,510  380,757  417,870  441,406  109,930
 Fixed charges and pre-
  ferred stock divi-
  dends.................   57,895   62,896   65,053   70,895   67,808   75,819   20,141
 Less: interest capital-
  ized included above...   (2,341)    (667)  (5,919)  (9,065)  (4,323)  (1,011)    (276)
                          -------  -------  -------  -------  -------  -------  -------
 Earnings before fixed
  charges...............  333,423  386,311  411,644  442,587  481,355  516,214  129,795
                          =======  =======  =======  =======  =======  =======  =======
Fixed charges and pre-
 ferred stock dividends:
 Interest expense.......   40,820   48,149   46,249   50,212   55,661   67,261   17,997
 Capitalized interest...    2,341      667    9,657   16,799   20,373   10,480      276
 Less: imputed
  capitalized interest*.        0        0    3,738    7,734   16,050    9,469        0
                          -------  -------  -------  -------  -------  -------  -------
 Adjusted capitalized
  interest..............    2,341      667    5,919    9,065    4,323    1,011      276
 Adjusted preferred div-
  idends................   11,966   11,353   10,405    9,121    5,113    5,035    1,199
 Estimated interest fac-
  tor of rental expense.    2,768    2,727    2,480    2,497    2,711    2,512      669
                          -------  -------  -------  -------  -------  -------  -------
  Total fixed charges...   57,895   62,896   65,053   70,895   67,808   75,819   20,141
                          =======  =======  =======  =======  =======  =======  =======
Ratio of earnings to
 fixed charges and pre-
 ferred stock dividends.      5.8      6.1      6.3      6.2      7.1      6.8      6.4
Earnings before fixed
 charges................  333,423  386,311  411,644  442,587  481,355  516,214  129,795
 Interest credited for
  deposit products......   35,403   44,362   57,937   74,613   77,673   76,249   18,890
                          -------  -------  -------  -------  -------  -------  -------
Adjusted earnings before
 fixed charges..........  368,826  430,673  469,581  517,200  559,028  592,463  148,685
                          =======  =======  =======  =======  =======  =======  =======
Fixed charges...........   57,895   62,896   65,053   70,895   67,808   75,819   20,141
 Interest credited for
  deposit products......   35,403   44,362   57,937   74,613   77,673   76,249   18,890
                          -------  -------  -------  -------  -------  -------  -------
Adjusted fixed charges..   93,298  107,258  122,990  145,508  145,481  152,068   39,031
                          =======  =======  =======  =======  =======  =======  =======
Ratio of earnings to
 fixed charges and pre-
 ferred stock dividends
 including interest
 credited on deposit
 products as a fixed
 charge.................      4.0      4.0      3.8      3.6      3.8      3.9      3.8
                          =======  =======  =======  =======  =======  =======  =======
Rental expense..........    8,388    8,264    7,516    7,567    8,216    7,611    2,028
Estimated interest fac-
 tor of rental expense
 (33%)..................    2,768    2,727    2,480    2,497    2,711    2,512      669
Interest credited on
 deposit products.......   35,403   44,362   57,937   74,613   77,673   76,249   18,890
Preferred dividends.....    8,000    7,667    6,898    6,116    3,453    3,289      804
Tax rate**..............     33.1%    32.5%    33.7%    32.9%    32.5%    34.7%    33.0%
Adjusted (pretax)
 preferred dividends....   11,966   11,353   10,405    9,121    5,113    5,035    1,199

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 *Capitalized interest in accordance with SFAS 34 which did not reduce interest expense

**Percentage computed from tax provision as a percentage of pretax earnings